UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  September 14, 2010

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii  96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Electric utility” under “Most recent rate requests — HELCO — 2010 test year rate case” and “Revisions to depreciation rates”, which are incorporated herein by reference to pages 63 and 65 of HEI’s and HECO’s Form 10-Q for the quarter ended June 30, 2010.

On September 16, 2010, Hawaii Electric Light Company, Inc. (HELCO) and the Consumer Advocate (the parties) executed and filed an agreement on all material issues in HELCO’s 2010 test year rate case proceeding. The agreement is subject to approval by the Public Utilities Commission of the State of Hawaii (PUC), which may accept or reject the agreement in part or in full. If the PUC does not accept the material terms of the agreement, either or both of the parties may withdraw from the agreement and pursue their respective positions in the proceeding without prejudice.

If the settlement agreement is approved by the PUC, the net interim increase in annual revenues would amount to $4.4 million, or a 1.2% increase, assuming the PUC also approves the new depreciation rates and methodology proposed by HELCO in a separate depreciation proceeding. If the proposed depreciation rates and methodology are not yet approved by the PUC, the net interim increase in annual revenues would amount to a $9.1 million, or a 2.6% increase.

The settlement agreement includes, as a negotiated compromise of the parties’ respective positions, a 10.125% return on average common equity (ROACE) (compared to a 10.75% ROACE in the initial application), an 8.38% return on average rate base (ROR) (compared to a 8.73% ROR in the initial application), a $465 million average rate base (compared to a $487 million average rate base in the initial application) and a capital structure which includes a 55.9% common equity capitalization (same as in the initial application) to determine revenue requirements in the proceeding. In the settlement agreement, the parties agree that the negotiated ROACE and ROR reflect the implementation of decoupling mechanisms when interim rates go into effect. The parties also agreed to accept the PUC’s decision on the final ROACE that reflects the implementation of decoupling mechanisms in HECO’s 2009 test year rate case as the final ROACE for this proceeding. As part of the settlement agreement, HELCO would reset the heat rate used in its energy cost adjustment clause (ECAC) calculation when the interim rates become effective, which would result in a shift in revenues collected from the ECAC to the interim increase. This would shift $13.9 million of revenues that would have been included in the ECAC revenues to the interim increase, and result in a total interim increase of $18.3 million.

HELCO’s requested increase in its application filed in December 2009 was for $20.9 million, or a 6.0% increase based on HELCO’s proposed depreciation rates and methodology. The difference between the amount requested in the initial application and the $4.4 million net increase under the settlement relates primarily to changes in expenses since the rate case was filed and changes in the ROACE and ROR.

The PUC may grant an interim increase within 10 to 11 months following HELCO’s filing of its application in December 2009. However, management cannot predict or provide any assurances concerning the timing, or the ultimate outcome, of an interim or final increase in HELCO’s 2010 test year rate case proceeding.

Item 8.01  Other Events.

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Electric utility” under “Most recent rate requests — HECO — 2007 test year rate case”, which is incorporated herein by reference to pages 64-66 of HEI’s and HECO’s Form 10-Q for the quarter ended March 31, 2010.

On December 22, 2006, HECO filed a request for a general rate increase of $99.6 million, or 7.1% over the electric rates then in effect, based on a 2007 test year, an 11.25% ROACE and an 8.92% ROR on a $1.214 billion average rate base. HECO’s application included a proposed new tiered rate structure for residential customers to reward customers who practice energy conservation with lower electric rates for lower monthly usage.

On September 6, 2007, HECO, the Consumer Advocate and the Department of Defense (DOD) (collectively, the parties) executed and filed an agreement on most of the issues in HECO’s 2007 test year rate case, and on October 22, 2007, the PUC issued, and HECO implemented, an interim Decision and Order (D&O) granting HECO an increase of $70 million in annual revenues over rates effective at the time of the interim D&O, subject to refund with interest. The interim increase was based on the settlement agreement which included, as a negotiated compromise of the parties’ respective positions, an ROACE of 10.7%, an 8.62% ROR, a $1.158 billion average rate base and a capital structure which includes a 55.1% common equity capitalization. In May 2008, the interim increase was adjusted from $70 million to $77.9 million in annual revenues to take into account the changes in current effective rates as a result of the final decision in the 2005 test year rate case. In September 2008, the interim increase was corrected to $77.5 million based on a filing submitted by HECO.

On September 14, 2010, the PUC issued a final D&O confirming an increase of $77.5 million for the 2007 test year rate case, approved the pension and postretirement benefits other than pension tracking mechanisms (which had been approved on an interim basis), and confirmed that HECO’s ECAC complies with Act 162. Decoupling was not addressed in this proceeding and the decision did not address the implementation of decoupling.

HEI and HECO intend to continue to use HEI’s website, http://www.hei.com/, as a means of disclosing material and other important information and for complying with its disclosure obligations under SEC Regulation FD. Such disclosures will be included on HEI’s website under the headings “News & Events” and “Financial Information” in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and ASB’s press releases, SEC filings and public conference calls and webcasts. Investors should also refer to the PUC website at http://dms.puc.hawaii.gov/dms/ in order to review documents filed with and issued by the PUC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ James A. Ajello	/s/ Patsy H. Nanbu
James A. Ajello	Patsy H. Nanbu
Senior Financial Vice President, Treasurer, and	Controller
(Principal Financial Officer of HEI)	(Principal Accounting Officer of HECO)
Date: September 17, 2010	Date: September 17, 2010